Exhibit 99.1

Syntel Reports Second Quarter 2014 Financial Results

Highlights:

•	Q2 revenue of $228.3M, up 13% from year-ago quarter, 4% sequentially

•	Q2 EPS of $1.41 per diluted share, up 24% from year-ago quarter, 2% sequentially

•	Q2 cash & short term investments of $769.8M

•	Global Headcount of 24,122 on June 30, 2014, up 5% versus prior year

TROY, Mich. – July 17, 2014 – Syntel, Inc. (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced financial results for the second quarter, ended June 30, 2014.

Second Quarter Financial Highlights

Syntel’s revenue for the second quarter increased 13 percent to $228.3 million, compared to $202.5 million in the prior-year period, and increased four percent sequentially from $219.5 million in the first quarter of 2014. During the second quarter, Banking and Financial Services accounted for 49 percent of total revenue, with Healthcare and Life Sciences at 17 percent, Retail, Logistics and Telecom at 16 percent, Insurance at 15 percent and Manufacturing at three percent.

The Company’s gross margin was 39.2 percent in the second quarter, compared to 41.3 percent in the prior-year period and 43.7 percent in the first quarter of 2014. Selling, General and Administrative (SG&A) expenses were 11.5 percent of revenue in the second quarter, compared to 9.2 percent in the prior-year period and 14.7 percent in the previous quarter.

The second quarter income from operations was 27.7 percent of revenue as compared to 32 percent in the prior-year period and 29.1 percent in the first quarter. The sequential decline in operating margin primarily reflects the impact of immigration expenses and offshore wage increases, which was partially offset by the impact of currency-related balance sheet translations. In addition, the company recorded an out-of-period accounting adjustment during Q2 that lowered SG&A by $3 million. This one-time adjustment had no impact on revenue or gross margin.

Net income for the second quarter was $59.3 million or $1.41 per diluted share, compared to $47.5 million or $1.14 per diluted share in the prior-year period and net income of $58.1 million or $1.39 per diluted share in the first quarter of 2014.

During Q2, Syntel spent $4.3 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $769.8 million. The Company ended the quarter with 24,122 employees globally.

Operational Highlights

“We continued to make steady progress during the second quarter amid dynamic shifts in the technology landscape,” said Syntel CEO and President Nitin Rakesh. “These shifts are driving a need for digital transformation and a demand for innovative solutions across our customer base.”

“Syntel is well-positioned to help our customers adapt to change,” said Rakesh. “We have aligned ourselves to the trends that are shaping our customers’ business requirements, and we will continue to invest behind these trends to build on our points of differentiation.

“We look forward to the growth opportunity that this customer-centric investment creates for us as we develop and enhance the services that foster the strong customer relationships we value.”

2014 Guidance

Based on current visibility levels and an exchange rate assumption of 60 Indian rupees to the dollar, the Company raised the lower end of 2014 revenue guidance by $5 million from the prior quarter to $920 million and now expects 2014 revenue to be in the range of $920 to $940 million. Syntel also raised EPS guidance to a range of $5.50 to $5.65 from $5.10 to $5.28 in the prior quarter.

Syntel to Host Conference Call

Syntel will discuss its second quarter 2014 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until July 24, 2014 by dialing (855) 859-2056 and entering “71744161”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq: SYNT) is a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies. Syntel’s mission is to create new opportunities for clients by harnessing our passion, talent and innovation. We combine technology expertise, industry knowledge and a global delivery model to drive business value creation. Syntel’s “Customer for Life” philosophy drives our relentless focus to build long-term, collaborative client partnerships.

To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2014	2013	2014	2013
Net revenues	$228,250	$202,501	$447,773	$391,607
Cost of revenues	138,702	118,920	262,202	230,249

Gross profit	89,548	83,581	185,571	161,358
Selling, general and administrative expenses	26,321	18,690	58,542	44,383

Income from operations	63,227	64,891	127,029	116,975
Other income (loss), net	12,175	(1,335)	23,960	7,469

Income before provision for income taxes	75,402	63,556	150,989	124,444
Income tax expense	16,118	16,044	33,557	30,508

Net income	$59,284	$47,512	$117,432	$93,936

Other Comprehensive Income (Loss)
Foreign currency translation adjustments	$(7,004)	$(49,800)	$17,843	$(47,935)
Gains (losses) on derivatives:
Gains (losses) arising during period on net investment hedges	—	(4,808)	724	(4,718)
Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	2,889	553	5,272	674
Reclassification adjustment for gains included in net income	(1,541)	(140)	(3,054)	(873)

	1,348	413	2,218	(199)
Defined benefit pension plans:
Net Profit (loss) arising during period	(1)	22	—	28
Amortization of prior service cost included in net periodic pension cost	9	8	10	16

	8	30	10	44
Other comprehensive income (loss), before tax	(5,648)	(54,165)	20,795	(52,808)
Income tax benefit (expense) related to Other Comprehensive Income (loss)	327	(150)	74	47

Other comprehensive income (loss), net of tax	(5,321)	(54,315)	20,869	(52,761)

Comprehensive Income (loss)	$53,963	$(6,803)	$138,301	$41,175

Dividend per share	$—	$—	$—	$—
EARNINGS PER SHARE:
Basic	$1.42	$1.14	$2.81	$2.25
Diluted	$1.41	$1.14	$2.80	$2.24
Weighted average common shares outstanding:
Basic	41,865	41,770	41,852	41,756

Diluted	41,958	41,850	41,965	41,845

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$170,893	$178,757
Short term investments	598,868	490,177
Accounts receivable, net of allowance for doubtful accounts of $2,040 and $2,022 at June 30, 2014 and December 31, 2013, respectively	106,870	101,974
Revenue earned in excess of billings	30,710	22,275
Deferred income taxes and other current assets	73,217	49,929

Total current assets	980,558	843,112
Property and equipment	211,396	198,687
Less accumulated depreciation and amortization	98,985	89,082

Property and equipment, net	112,411	109,605
Goodwill	906	906
Non current Term Deposits with Banks	—	163
Deferred income taxes and other non current assets	44,852	43,390

TOTAL ASSETS	$1,138,727	$997,176

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES
Current liabilities:
Accrued payroll and related costs	$50,341	$56,308
Income taxes payable	26,884	19,224
Accounts payable and other current liabilities	38,165	36,661
Deferred revenue	3,364	4,729
Loans and borrowings	8,116	7,363

Total current liabilities	126,870	124,285
Other non current liabilities	13,254	11,970
Non Current loans and borrowings	134,250	138,375

TOTAL LIABILITIES	274,374	274,630

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	864,353	722,546

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,138,727	$997,176